Exhibit 99.2

June 24, 2024

VIA EMAIL

The Honorable Ashley Moody

Attorney General

State of Florida

PL-01, The Capitol

Tallahassee, FL 32399-1050

Re: Stock Manipulation Harming Florida and Its Citizens and Institutions

Dear Attorney General Moody:

I write to you regarding my concern of what appears to be illegal manipulation of the stock price of our company, Spectral AI, Inc. (“Spectral AI” or the “Company”), which trades on the Nasdaq Stock Exchange under the ticker symbol “MDAI.” This manipulation is caused by what appears to be “naked shorting” that violates both federal and Florida law and inflicts a significant cost on Florida citizens and even certain of its institutions. This manipulation by “naked shorting,” is carried out by some of the largest financial institutions, financial fiduciaries, and hedge funds in the country, and it is harming investors, innovation, access to the capital markets, and Florida. Naked shorting is a plain and simple violation of securities laws.1

I am also writing to the proper authorities at the Nasdaq Stock Exchange, our home State of Texas (the Company’s headquarters) and the State of Louisiana, where we have a number of shareholders and key institutional relationships. We also maintain close ties to the State of Florida as our largest shareholder (Erich Spangenberg copied below) is a resident. Spectral AI has a number of other shareholders and key institutional relationships in the State of Florida. I am reaching out to you to offer the State of Florida the chance to lead the charge against these blatant securities law violators.

Our Company is focused on providing burn patients with an immediate objective assessment of a burn wound severity to provide patients, physicians and insurance providers an almost immediate identification of burns that require advanced wound care, saving the patient days of unnecessary pain and suffering and the health care systems millions of dollars in unnecessary costs. The US Government has provided the Company with over $256 million of funding and funding commitments that is being used by the Company in developing this lifesaving medical device technology, including for use in mass casualty events and on the military battlefield and commercial applications.

[1]	“Naked shorting” in its simplest terms is an illegal practice in stock markets where an investor sells shares of a stock they do not own and have not borrowed. Ordinarily, stock traders must borrow a stock, or determine that it can be borrowed before they can sell it. The investor “bets” that the stock price will fall and by “shorting” a stock the investor does not own, it creates an artificial supply of shares and can drive the market price to fall as he sells the shares he doesn’t actually own (retains the profit) and thereby never having to take ownership of the share before the stock trade settles.

2515 McKinney Ave., Suite 1000

Dallas, TX 75201

972-499-4934

www.spectral-ai.com

I believe it is easy to prove that naked shorting is occurring in the Company stock. When we seek shareholder information from Broadridge, a well-known third-party stockholder analytics provider, we obtain both our list of Non-Objective Beneficial Owners (so-called “NOBO List”) and Objecting Beneficial Owners List (so called “OBO List”) of MDAI Stock. The combination of these lists should show the total number of non-restricted shares available to trade in the market for MDAI. Unfortunately, the sum of NOBO List and OBO list result exceeds the total float (public shares) of MDAI stock by over 40%. This is not possible without the presence of “naked” shorting where the hedge funds, prime and other brokers, financial fiduciaries openly participate in and enable this illegal activity. I am confident it is a violation of the securities laws of the State of Florida.

I respectfully request that you immediately open an investigation to determine the nature and extent of any illicit activities—and particularly whether the trading in MDAI has violated the Florida Securities and Investor Protection Act, see Fla. Stat. §517.301, et. seq. and regulations promulgated thereunder, as set forth in the 2023 Florida Statutes, title XXXIII §517. It may be appropriate for your office to also assess whether the Florida Racketeer Influenced and Corrupt Organizations Act should be invoked here, as set forth in 2023 Florida Statutes, Title XLVI §895 and specifically Section 895.02(8)(a) that expressly includes Section 517 (Unlawful practices relating to sale of securities and investor protection under “racketeering activity”).

I am confident that once you begin your investigation, you will find that this illegal practice of “naked” shorting is rampant and having a significant and adverse impact not just on MDAI, but on many other public companies and the honest market participants of Florida, including businesses, investors, pension funds, and other institutions. Your office can be instrumental in ending this modern-day racketeering and domestic economic terrorism being carried out by financial institutions, financial fiduciaries and hedge funds that are profiting at the expense of Florida and its citizens, institutions and pensions funds.

I am available for an in person or remote interview and would welcome the opportunity to discuss this issue with you or members of your team. I stand ready to assist your efforts in any way possible.

Sincerely,

/s/ Vincent S. Capone

Vincent S. Capone, Esquire

cc:	Commissioner Russell C. Weigel, III
Office of Financial Regulation
Division of Securities
200 E. Gaines Street
Tallahassee, FL 32399

Erich Spangenberg

2515 McKinney Ave., Suite 1000

Dallas, TX 75201

972-499-4934

www.spectral-ai.com